Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference of our report dated April 1, 2010, with respect to the financial statements of Socket Mobile, Inc. (the Company) that is included in the Company's 2009 Annual Report on Form 10-K (and expresses an unqualified opinion and includes an explanatory paragraph regarding the Company's going concern uncertainty), which is incorporated by reference in this Registration Statement (Form S-3) and related Prospectus of Socket Mobile, Inc. for the registration of 1,310,398 shares of its Common Stock.

/s/ Moss Adams LLP

Santa Clara, California
December 16, 2010